                                                                   EXHIBIT 11(a)

                                   New Jersey

                        Vedder, Price, Kaufman & Kammholz
                            222 North LaSalle Street
                                Chicago, IL 60601
                                 (312) 609-7500

                                                  May 27, 1998

Nuveen Flagship Municipal Trust
333 West Wacker Drive
Chicago, Illinois  60606

         Re:      NUVEEN FLAGSHIP MULTISTATE TRUST II
                  REGISTRATION STATEMENT ON FORM N-14
                  NUVEEN FLAGSHIP NEW JERSEY MUNICIPAL BOND FUND


Ladies and Gentlemen:

         We are acting as counsel for Nuveen Flagship Multistate Trust II, a Massachusetts business trust (the "Trust"), in connection with the Trust's filing of a registration statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of shares of beneficial interest, $.01 par value per share, (the "Shares") of the Trust designated Nuveen Flagship New Jersey Municipal Bond Fund (the "Acquiring Fund"), pursuant to the proposed reorganization of its series of shares designated Nuveen Flagship New Jersey Intermediate Municipal Bond Fund (the "Acquired Fund"), as described in the Registration Statement and pursuant to that certain Agreement and Plan of Reorganization dated April 25, 1998 by the Trust on behalf of the Acquiring Fund and the Acquired Fund (the "Agreement").

         In that capacity, we have examined such business trust records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. Insofar as this opinion pertains to matters governed by the laws of the Commonwealth of Massachusetts, we are relying, with your consent, upon the opinion of Bingham Dana LLP dated May 27, 1998, which opinion is satisfactory in substance and form to us.

         Based upon the foregoing, it is our opinion that:

         (1) The Trust is a Massachusetts business trust duly organized and existing under the laws of the Commonwealth of Massachusetts.

Nuveen Flagship Municipal Trust
May 27, 1998
Page 2

         (2) The Shares, when issued and sold in accordance with the Trust's Declaration of Trust, all amendments thereto, and By-Laws and for the consideration described in the Agreement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as Exhibit 11(a) to the Registration Statement and to the references to us under the caption "Legal Opinions" in the Joint Proxy Statement - Prospectus contained in the Registration Statement.

                                              Respectfully submitted,



                                              VEDDER, PRICE, KAUFMAN & KAMMHOLZ

MLW
DAS